Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is dated as of November 24, 2014, by and among Clinton Group, Inc., a Delaware corporation, on behalf of itself and its affiliated funds, persons and entities, both current and future (“Clinton”) and Atlantic Power Corporation, a corporation established under the laws of British Columbia, Canada (the “Company”).

WHEREAS, Clinton submitted a letter to the board of directors of the Company (the “Board”), dated October 16, 2014, with respect to the Company’s strategic review process; and

WHEREAS, the Company and Clinton have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the the Board, as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.              Board Size and Management.

(a)           Effective as of the date hereof, the Board has (i) subject to the proviso in Section 1(c), increased the size of the Board, in compliance with all applicable laws and the Company’ Articles of Continuance, dated as of June 29, 2010, as amended (the “Constating Documents”), to seven (7) directors; and (ii) concurrently with such increase, appointed Teresa M. Ressel (the “Clinton Nominee”) to the Board to serve until the 2015 annual meeting of shareholders of the Company (the “2015 Annual Meeting”).

(b)           On or prior to December 19, 2014, the Board agrees to appoint to the Board an additional individual (the “Additional Nominee” and, together with the Clinton Nominee, the “Nominees”) from a list of potential directors separately and mutually agreed upon prior to the execution of this Agreement by the Company and Clinton, to serve until the 2015 Annual Meeting.

(c)           Until the Standstill Termination Date, the Company shall not increase the size of the Board in excess of seven (7) members, and shall not decrease the size of the Board if such decrease would require the resignation of one or more of the Nominees, without the prior written consent of Clinton; provided, that the Board may increase the size of the Board in excess of seven (7) members by one (1) member to appoint any Chief Executive Officer of the Company appointed by the Board as a director of the Board.

(d)           The Company and each of the Nominees shall make all necessary filings required in connection with the election of the Nominees with any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company.

(e)           Effective as of the date hereof, the Board has (i) increased the size of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee (collectively, the “Board Committees”) by one (1) director and (ii) appointed the Clinton Nominee to each of the Board Committees.

(f)            The Company shall not increase the size of any of the Board Committees prior to the Standstill Termination Date without the prior written consent of Clinton, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Company shall not require Clinton’s prior written consent to increase the size of any of the Board Committees by one (1) additional director in order to appoint the Additional Nominee to such Board Committee. In the event of the replacement of the Clinton Nominee as set forth in Section 1(j), the Substitute Nominee shall be promptly appointed to the committee seat vacated by the Clinton Nominee to serve until the 2015 Annual Meeting.

(g)           The Company agrees that the Board shall appoint the Clinton Nominee to any committee of the Board created during the period beginning on the date hereof through the Standstill Termination Date (the “Standstill Period”) for the purpose of identifying and evaluating candidates to serve as Chief Executive Officer of the Company. In the event of the replacement of the Clinton Nominee as set forth in Section 1(j), the Substitute Nominee shall be promptly appointed to the committee seat vacated by the Clinton Nominee to serve until the 2015 Annual Meeting.

(h)           The Company agrees that the Board shall appoint the Clinton Nominee to any special committee created during the Standstill Period for the evaluation of strategic alternatives. In the event of the replacement of the Clinton Nominee as set forth in Section 1(j), the Substitute Nominee shall be promptly appointed to the committee seat vacated by the Clinton Nominee to serve until the 2015 Annual Meeting.

(i)            Subject to the applicable Nominee’s compliance with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, the Company agrees to (i) nominate each of the Nominees for election to the Board at the 2015 Annual Meeting, (ii) recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with the 2015 Annual Meeting, that the shareholders of the Company vote to elect each of the Nominees as a director of the Company at the 2015 Annual Meeting for a term of office expiring at the 2016 annual meeting of the shareholders of the Company, and (iii) solicit, obtain proxies in favor of and otherwise support the election of each of the Nominees at the 2015 Annual Meeting, in a manner no less favorable than the manner in which the Company supports other nominees for election at the 2015 Annual Meeting.

(j)            During the Standstill Period, the Company agrees that if the Clinton Nominee resigns as a director or otherwise refuses to or is unable to serve as a director for any reason, including as a result of death or disability, Clinton shall be entitled to designate a replacement director as a substitute director (the “Substitute Nominee”), subject to the reasonable approval of the Board and its Nominating and Corporate Governance Committee. For the avoidance of doubt, the Substitute Director shall thereafter be deemed the Clinton Nominee for purposes of this Agreement and shall be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning Clinton Nominee prior to his or her resignation, and such person shall be appointed to the Board to serve the unexpired term, if any, of such Clinton Nominee. The Board shall appoint the Substitute Nominee to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee’s approval of the Substitute Nominee.

(k)           Notwithstanding anything to the contrary herein, if at any time Clinton receives notice from the Company of a material breach by Clinton of any obligation hereunder, and such material breach has not been cured within ten (10) days after notice of such breach to Clinton, then in each case clause (y) of Section 1(a) and the entirety of Sections 1(b), 1(c), 1(f), 1(g), 1(h), 1(i) and 1(j) shall be void ab initio.

Section 2.              Nominee Information.  Clinton shall promptly provide to the Company any information regarding any Nominee reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC or any other governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries.

Section 3.              Additional Agreements.

(a)           Standstill Agreement.  During the Standstill Period, and subject to any rights granted to Clinton in this Agreement, Clinton shall not, and shall cause each of its Affiliates and Associates, and Representatives under its control or direction, in each case either directly or indirectly, not to, without the prior written consent of the majority of the Board:

(i)            acquire beneficial ownership of Voting Securities representing in excess of 10% of any class of Voting Securities then outstanding (for purposes of computing such percentage, the number of shares of Voting Securities shall be determined at the time of calculation by reference to the latest available Company filing with the SEC containing such information);

(ii)           solicit (as such term is used in the proxy rules of the SEC or National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators) proxies or consents, become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than a group comprised solely of Clinton and its Affiliates and Associates) soliciting proxies (or written consents) in each case with respect to any Voting Securities in opposition to the recommendation or proposal of the Board with respect to (A) the election of directors to the Board, (B) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, or (C) the amendment of any provision of the Constating Documents;

(iii)          seek to call, or to request the calling of, a special meeting of the Company’s shareholders (including any meeting of the Company’s shareholders under the Business Corporations Act (British Columbia), including Section 187 thereof), or make a request for a list of the Company’s shareholders or for any books and records of the Company;

(iv)          make any “proposal” or encourage or assist any person in making any “proposal” under Section 167 of the Business Corporations Act (British Columbia);

(v)           deposit any Voting Securities in any voting trust or subject any Voting Securities to any agreement with respect to the voting of any Voting Securities, other than any such voting trust, arrangement or agreement solely among Clinton and its affiliated funds, persons and entities;

(vi)          nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action pursuant to the Constating Documents;

(vii)         directly or indirectly seek, initiate, join in, propose or make any public statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any merger, consolidation, amalgamation, arrangement, tender or exchange offer, purchase, disposition, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure and composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or other business combination involving the Company, its subsidiaries or its business, and any other transaction as a result of which the holders of Voting Securities immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of voting securities of the resulting company (each, an “Extraordinary Transaction”);

(viii)        commence, encourage, support or join as a party any litigation, arbitration or other proceeding (including a derivative action) against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(ix)          take any action, alone or in concert with others, to (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in such matter in any of the activities set forth in Sections 3(a)(i)-(viii) of this Agreement, (B) form, join or in any way participate in a “group” (as defined under the Exchange Act) (other than a group comprised solely of Clinton and its Affiliates and Associates) with respect to the Company or otherwise act in concert with any person in respect of any such securities, (C) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or to obtain representation on the Board of the Company, (D) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Sections 3(a)(i)-(viii) of this Agreement, (E) enter into any discussions or arrangements with any third party with respect to any of the foregoing, (F) waive, modify or amend any provision of this Section 3(a), (G) finance or offer to provide financing for an attempt by any person to engage in any of the activities or actions prohibited or restricted by the terms of this Agreement or (H) take any action challenging the validity or enforceability of any provisions of this Section 3.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Clinton or any Nominee, as applicable, from: (A) exercising his or her rights and fiduciary duties as a director of the Company, (B) except as provided by Section 3(a) of this Agreement, voting all of his, her or its voting securities of the Company in his, her or its discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (D) making any public statement or announcement with respect to an Extraordinary Transaction proposed by the Company that requires a vote of the shareholders and that is publicly announced by the Company after the date of this Agreement or (E) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Clinton, any Nominee or any of their respective Affiliates or Associates.

(b)           So long as any Nominee is serving as a director of the Board and is included on the Company’s slate of directors (the “Slate”) nominated for election at the 2015 Annual Meeting or any special meeting of the Company’s shareholders that occurs during the Standstill Period, Clinton shall (i) in the case of all of Voting Securities owned of record by it as of such meeting (the “Record Date”), and (ii) in the case of all of Voting Securities beneficially owned by Clinton as of the Record Date (whether held in street name or by some other arrangement), in each case, instruct the record holder to (A) support and vote for the election of the Slate, (B) vote against (or withhold from voting) any nominees that are not nominated by the Board.

(c)           Expenses.  Concurrently with the execution of this Agreement, pursuant to wire instructions provided to the Company prior to the date hereof along with copies of invoices and a certification that the rates charged represent standard rates without premium, the Company shall reimburse Clinton and its service providers for their actual out-of-pocket expenses incurred in connection with, and related to, this Agreement; provided, that such reimbursement shall not exceed $25,000 in the aggregate.  Except as otherwise provided in this section, all attorneys’ fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

(d)           As used in this Agreement:

(i)            the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)           the terms “beneficial owner” and “beneficial ownership” shall mean ownership, directly or indirectly, of (1) any Voting Securities and (2) any other security, including any cash settled option or other derivative security, that transfers some or all of the economic risks and/or benefits of ownership of the Voting Securities (whether or not subject to the passage of time or other contingencies);

(iii)          the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in Toronto, Canada and New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed;

(iv)          the term “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(v)           the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)          the term “Representatives” shall mean, with respect to Clinton, Clinton’s officers, directors, members, general partners, employees, and, with respect to the Company, the Company’s directors, officers and employees;

(vii)         the term “SEC” shall mean the U.S. Securities and Exchange Commission.

(viii)        the term “Standstill Termination Date” shall mean the earlier of (A) the date that is one year from the date hereof or (B) ten (10) days after the Company receives notice from Clinton of a material breach by the Company of any obligation under this Agreement which has not been cured, provided, that if such material breach cannot be cured, the date on which the Company receives such notice; and

(ix)          the term “Voting Securities” shall mean the Common Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Shares or other securities (whether or not subject to the passage of time or other contingencies).

Section 4.              Representations, Warranties and Covenants.

(a)           Clinton represents, warrants and covenants  as follows:

(i)            Clinton has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)           This Agreement has been duly and validly authorized, executed and delivered by Clinton, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii)          The execution by Clinton of this Agreement and the performance by Clinton’s obligations hereunder does not and will not violate any law, any order of any court or any agency of government.

(iv)          The Clinton Nominee is not employed by, or an Affiliate or Associate of, Clinton.

(b)           The Company hereby represents, warrants and covenants as follows:

(i)            The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)           This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the shareholders of the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

(iii)          The Company’s execution of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court or any agency of government, the Constating Documents, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument, except for any such violation, conflict, breach, result or default that could not, individually or in the aggregate, reasonably be expected to adversely affect the Company’s ability to carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 5.              Specific Performance.  Each of Clinton, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury may not be adequately compensable in damages.  It is accordingly agreed that Clinton, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

Section 6.              Press Release and Other Public Disclosures.

(a)           Promptly following the execution and delivery of this Agreement, the Company and Clinton shall issue a joint press release, in such form as approved by the Company and Clinton (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release, each in the form attached hereto as Exhibit A.   None of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement other than the statements in the Press Release and the Form 8-K without (i) in the case of the Company, the prior written approval of Clinton, not to be unreasonably withheld, and (ii) in the case of Clinton, the prior written approval of the Company, not to be unreasonably withheld.  From the date hereof to the Standstill Termination Date and except as otherwise permitted under the Agreement, Clinton will not make any public statement or issue any press release concerning or relating to any action or decision taken or made or not taken or made by the Company or the Board.

(b)   The foregoing shall not prevent (i) the Company from taking any action necessary or required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries and (ii) to the extent legally required, the Company or Clinton from making any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided, that the party from which such information is compelled shall provide, to the extent legally permissible, the other party with prior written notice of the making of such compelled disclosure promptly so that such other party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its Representatives are nonetheless legally compelled to disclose such information, such party or its Representative, as the case may be, will furnish only that portion of such information that is legally required, in the advice of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.

Section 7.              Mutual Non-Disparagement.  Each of the Company and Clinton covenants and agrees that, until the Standstill Termination Date, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other parties or such other parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or Representatives, any of their products or services or any action or matter publicly disclosed prior to the date of this Agreement.

Section 8.              No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 9.              Successors and Assigns.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors and permitted assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

Section 10.            Entire Agreement; Amendments; Interpretation and Construction.  This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the Company and Clinton.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 11.            Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.            Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Atlantic Power Corporation

One Federal Street, 30th Floor

Boston, Massachusetts 02110

Attention:  Jeffrey S. Levy

with a copy (which shall not constitute notice) to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Canada

Attention: Robert Vaux, Bill Gorman

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Craig B. Brod, Benet J. O’Reilly

If to Clinton:

Clinton Group, Inc.

601 Lexington Avenue, 51st Floor
New York, New York 10022

Attention:  Joseph De Perio

with a copy (which shall not constitute notice) to:

Schulte, Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:  David E. Rosewater

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP

Royal Bank Plaza, South Tower, Suite 3800

200 Bay Street, P.O. Box 84

Toronto, Ontario  M5J 2Z4
Attention:  Walied Soliman

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

Section 13.            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the laws of Canada applicable therein. The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated herein (and agree not to commence any action, suit or proceeding relating hereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated herein in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 14.            Counterparts.  This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 15.            Severability.  If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 16.            No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ATLANTIC POWER CORPORATION

By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer

CLINTON GROUP, INC.
on behalf of itself and its affiliates

By:	/s/ Francis A. Ruchalski
Name: Francis A. Ruchalski
Title: Authorized Signatory

[Signature Page to Settlement Agreement]

Exhibit A

Joint Press Release
and Form 8-K